Exhibit 99.1

Hines
News Release

For Immediate Release	For Further Information Contact:
August 30, 2005	George Lancaster, Hines
(713) 966-7676
george_lancaster@hines.com
HINES REIT ACQUIRES CITYMARK BUILDING IN DALLAS
(DALLAS, TX) — Hines, the international real estate firm, announced today that Hines Real Estate Investment Trust, Inc. (Hines REIT) has acquired the Citymark Building from Centex Office Citymark I, L.P., an affiliate of Centex Corporation. This is Hines REIT’s most recent acquisition as it continues to assemble a diversified portfolio of high-quality office properties.
     Citymark is an 11-story, 218,943-square-foot office building located at 3100 McKinnon Street in Dallas’ prestigious Uptown market near the world-famous Crescent Hotel and the new American Airlines Center. The building includes a three-story lobby, a full-service café and an attached parking garage. Designed by Thompson Associates, Citymark was completed in 1987.
     The complex is currently 100 percent leased, with 76 percent leased to subsidiaries of Centex Corporation, the investment-grade-rated home building and commercial construction company that occupies the building as its headquarters for its construction, mortgage and title divisions.
     “We believe the Citymark Building is an excellent acquisition for our portfolio,” said Charles Hazen, president of Hines REIT. “In addition to having an outstanding tenant such as Centex, the building offers convenient access to the northern neighborhoods via the Dallas North Tollway, as well as access to the rich amenity base and upscale neighborhoods in and around the Uptown area.”
     Hines will provide property management and leasing services on behalf of Hines REIT.
     Centex Office Citymark LP was represented in the sale by CBRE’s Russell Ingrum and Eric Mackey. Hines REIT represented itself in the transaction.
     Hines REIT is a Houston-based public real estate investment trust sponsored by Hines. Hines REIT commenced operations in November 2004 and primarily invests in office properties located in the United States. Including this acquisition, Hines REIT currently owns interests in 12 office properties located in Chicago, Dallas, Houston, New York, San Diego, San Francisco, San Mateo and Washington D.C. For additional information about Hines REIT, please see www.hinesreit.com.
     Hines, the sponsor of Hines REIT, is a fully integrated real estate investment and management firm and, with its predecessor, has been investing in real estate and providing acquisition, development, financing, property management, leasing or disposition services for over 47 years. As of December 31, 2004, Hines had acquired or developed 640 real estate projects representing approximately 190 million square feet since its inception in 1957. With offices in 63 U.S. cities and 13 foreign countries, and controlled assets valued at approximately $11 billion, Hines is one of the largest real estate organizations in the world. In Dallas, Hines manages 1.2 million square feet of office space. Access www.hines.com for more information.
Statements in this news release, including but not limited to those relating to intentions, beliefs, expectations, projections, plans or predictions, including effects and results of the acquisition and other statements that are not historical facts are forward looking statements that are based on current expectations and assumptions that may prove incorrect or inaccurate. Important factors that could cause actual results to differ materially from those in the forward looking statements include changes in general economic and real estate market conditions, interest rate fluctuations, competition, dependence on tenants’ financial condition, risks associated with property acquisitions, dependence on Hines and other risks described in the Company’s “Risk Factors” section of the Registration Statement on Form S-11 and its other filings with the Securities and Exchange Commission.